EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111368, 333-110311, 333-110310, and 333-11130 on Forms S-8 of our reports dated February 25, 2005, relating to the consolidated financial statements and financial statement schedules of Overnite Corporation and subsidiaries and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Overnite Corporation and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche

Richmond, Virginia

February 25, 2005